UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2015

TELKONET, INC.

(Exact name of registrant as specified in its charter)

Utah	000-31972	87-0627421
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20800 Swenson Drive, Suite 175 Waukesha, Wisconsin	53186
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (414) 223-0473

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Enters into a Material Compensation Arrangements with Certain Named Officers.

On November 16, 2015, Telkonet, Inc. (the "Company") announced that F. John Stark (Age 56) has been appointed by the Company's Board of Directors to replace Gene Mushrush as the Company’s Chief Financial Officer, effective immediately.

The Company entered into an employment agreement with Mr. Stark for a term commencing effective on November 16, 2015 and expiring on December 31, 2016. The term of the employment agreement will automatically renew for an additional 12 months unless either party provides notice to the other of its intent to terminate the agreement or if the agreement is otherwise terminated in accordance with its terms. Mr. Stark will receive a base salary of $175,000 and bonuses and benefits based on the Company's internal policies and on participation in the Company's incentive and benefit plans.

Mr. Stark's employment agreement provides that, in the event of the termination of his employment by mutual consent, or if Mr. Stark's employment is terminated other than for "cause," as defined in his employment agreement, then Mr. Stark will receive an amount equal to six months of his base salary and compensation for health care premiums for a six-month period following the date of termination. If Mr. Stark terminates his employment agreement for "good reason," as defined in his employment agreement, the Company will continue to pay Mr. Stark's base salary and provide Mr. Stark with continued participation in each employee benefit plan for the period beginning on the date of termination and ending on the expiration of the term of Mr. Stark's employment agreement or, if such period is less than six months, for a period of six months from the date of notice of such termination. If Mr. Stark is terminated for "cause," he will be entitled to no further compensation, except for accrued payables, payroll, leave and vacation and except as may be required by applicable law.

Mr. Stark has more than 20 years of experience as an attorney and in operational matters. Mr. Stark has practiced law at the Minneapolis law firm of Briggs and Morgan, has served as the Chief Operating Officer and General Counsel of a company through an IPO, and he has led investment groups on both the buy-side and sell-side. Mr. Stark has served as a director for numerous companies. Mr. Stark previously served as a Managing Director & Co-Head of Restructuring for Oppenheimer & Co. Inc. from January 2009 through February 2012, Managing Director for Corporate Financial Advisors, LLC from March 2012 through December 2012, Executive Director of Yunker Industries since March 2014, and Managing Principal of Water Tower Capital, LLC since January 2013. Mr. Stark has a Bachelor’s degree from Wabash College, and a Juris Doctor degree from Vanderbilt University School of Law.

There are no family relationships between Mr. Stark and any director or executive officer of the Company and there are no transactions between Mr. Stark and the Company that would be reportable under Item 404(a) of Regulation S-K.

The foregoing description of Mr. Stark's employment agreement does not purport to be complete, and is qualified in its entirety by reference to his employment agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

The full text of the press release announcing Mr. Stark’s appointment is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

	10.1	Employment Agreement, effective as of November 16, 2015, by and between Telkonet, Inc. and F. John Stark.

	99.1	Press Release, dated November 16, 2015.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 16, 2015	TELKONET, INC.

	By:	/s/ Jason L. Tienor
Jason L. Tienor
President and Chief Executive Officer

3

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, effective as of November 16, 2015, by and between Telkonet, Inc. and F. John Stark

99.1	Press Release, dated November 16, 2015.

4